Exhibit 10.13

NOW INC.

LONG-TERM INCENTIVE PLAN

Performance Award Agreement

Grantee:	_____________
Date of Grant:	_____________
“Target Level” Shares that may be earned:	TSR Based Award: Working Capital Based Award: EBITDA Based Award

1.Notice of Grant.  NOW Inc. (the “Company”) is pleased to notify you that you have been granted a Performance Award (“Award”) equal to the above aggregate number of shares of Common Stock of the Company pursuant to the NOW Inc. Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement.

2.Performance Period and Performance Criteria.  The Award’s performance period (“Performance Period”) and criteria (“Performance Criteria”) are set forth in Exhibit A to this Agreement.  The Performance Criteria have been established by the Committee, which shall determine and certify whether such criteria have been satisfied.

3.Payment.

(a)Subject to the provisions of this Agreement and the Plan, following the end of the Performance Period, you shall be entitled to receive a payment of a number of shares of Common Stock of the Company based on the level of achievement of the Performance Criteria set forth on Exhibit A hereto during the Performance Period, as determined and certified by the Committee in writing, such number of shares not to exceed the maximum level of shares set forth on Exhibit A.  The payment of such number of shares shall be made not earlier than January 1, 2018 and not later than March 15, 2018 or such other time as complies with Code Section 409A.  If it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended accordingly.

(b)Distributions on a share of Common Stock (including dividends) underlying the Award shall accrue and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to you or forfeited, as the case may be.

(c)In the event of your Involuntary Termination (as defined below), the Performance Criteria for the full Performance Period shall be deemed satisfied at the target level.  The Committee shall certify that such Performance Criteria have been satisfied at such level and provide for the payment of the target level of shares of Common Stock at or prior to your Involuntary Termination.  As used in this paragraph, "Involuntary Termination" means your termination from employment with the Company on or within twelve months following a Change of Control (as defined in the Plan) that is either (i) initiated by the Company for reasons other than (a) your gross negligence or willful misconduct in the performance of your duties with the Company or (b) your final conviction of a felony or a misdemeanor involving moral turpitude, or (ii) initiated by you after (a) a reduction by the Company of your authority, duties or responsibilities immediately prior to the Change of Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of your offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you), (b) a reduction of your base salary or total compensation as in effect immediately prior to the Change of Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan), or (c) your transfer, without your express written consent, to a location which is outside the general metropolitan area in which your principal place of business immediately prior to the Change of Control may be located or the Company's requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.

(d)Upon termination of your employment for any reason other than as provided in subparagraph (c) above, the Award shall be automatically cancelled and forfeited without payment.

4.Status of Shares of Common Stock.  You agree that any shares of Common Stock distributed to you pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) any certificates representing such shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of such shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.  In the Company’s sole discretion, any shares of Common Stock distributed to you pursuant to this Agreement may be evidenced by an electronic book entry account in your name created by the Company’s transfer agent.  You shall not have any voting rights with respect to any share of Common Stock underlying the Award until such share is distributed to you in accordance with the terms of this Agreement.

5.Entire Agreement; Governing Law.  The Award shall be governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.

6.Withholding of Tax.  To the extent that payment of the Award results in compensation income to you for federal or state income tax purposes, unless other arrangements have been made by you that are acceptable to the Company, the Company is authorized to withhold from any shares of Common Stock distributable to you under this Agreement a number of such shares having an aggregate fair market value that does not exceed the amount of taxes required to be withheld by reason of such resulting compensation income.  No delivery of shares of Common Stock shall be made under this Agreement until you have paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company related to the payment of the Award.

7.Forfeiture in Certain Circumstances (“Clawback”). The Committee may, at its sole discretion, terminate this Award if it determines that the recipient of the Award has engaged in material misconduct.  For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements.  The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements.  If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award.  In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

NOW INC.

By:
Name:
Title:

[NAME]

Signature

Exhibit A

Performance Period and Criteria

Performance Period:  January 1, 2015 to December 31, 2017

Performance Criteria:

The Award is divided into three independent pieces: one in which any payment is determined based on relative performance using Total Shareholder Return (“TSR”) (the “TSR Based Award”), one in which any payment is determined based on performance against an internal EBITDA % (“EBITDA”) metric (the “EBITDA Based Award”), and one in which any payment is determined based on performance against an internal Working Capital as a % of Revenue (“Working Capital”) metric (the “Working Capital Based Award”).  No portion of the TSR Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the TSR Based Award as described below.  No portion of the EBITDA Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the EBITDA Based Award as described below.  No portion of the Working Capital Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the Working Capital Based Award as described below.  The Company’s performance with respect to the TSR Based Award will not impact any payment earned with respect to the EBITDA Based Award or the Working Capital Based Award. The Company’s performance with respect to the EBITDA Based Award will not impact any payment earned with respect to the TSR Based Award or the Working Capital Based Award. The Company’s performance with respect to the Working Capital Based Award will not impact any payment earned with respect to the TSR Based Award or the EBITDA Based Award.

TSR Based Award

This piece of the Award is based on the Company’s TSR as measured against the TSR of the members of the Company’s designated peer group. The Company’s designated peer group shall consist of the following 16 companies: W.W. Grainger; WESCO International Inc.; KBR, Inc.; MRC Global Inc.; Flowserve Corp.; Superior Energy Services, Inc.; MasTec, Inc.; Fastenal Company; Dresser-Rand Group Inc.; MSC Industrial Direct Co Inc.; McDermott International Inc.; Applied Industrial Technologies, Inc.; Anixter International Inc.; Forum Energy Technologies, Inc.; DXP Enterprises, Inc.; Rosetta Resources, Inc. (collectively, the “Peer Group”).

Such comparison will be based on a percentile approach as detailed below with any payment based on linear interpolation between threshold and maximum levels.  TSR for the Company and the Peer Group to be calculated over the entire 3-year Performance Period (using a 30-day averaging period for the first 30 calendar days and the last 30 calendar days of the Performance Period to mitigate the effect of stock price volatility).  The TSR calculation will assume reinvestment of dividends.  Comparator companies that file for bankruptcy or delist at any time during the Performance Period will remain in the Peer Group with a TSR that places such companies at the bottom of the percentile rankings.  Comparator companies that are acquired (including by merger) during the Performance Period will be removed from the Peer Group.

Level	Percentile Rank vs. Peer Group	Payout Percentage*
Maximum	75th Percentile and above	200% of Target Level
Target	50th percentile	100% of Target Level
Threshold	25th percentile	50% of Target Level
	Below 25th percentile	0%

* Based on the Target Level for the TSR Based Award set forth on the first page of this Agreement.

EBITDA Based Award

This piece of the Award is based on the Company’s EBITDA measured on a three-year average basis for the Performance Period against the Company’s Target EBITDA of 5%.  The Company’s EBITDA for the Performance Period will be the simple average of: (1) the Company’s EBITDA as of the end of December 31, 2015, (2) the Company’s EBITDA as of the end of December 31, 2016, and (3) the Company’s EBITDA as of the end of December 31, 2017.

Any payment will be based on linear interpolation between threshold and maximum levels as detailed below.

Level	Actual EBITDA Performance	Payout Percentage*
Maximum	7% and above	200% of Target Level
Target	5%	100% of Target Level
Threshold	3%	50% of Target Level
	Below 3%	0%

* Based on the Target Level for the EBITDA Based Award set forth on the first page of this Agreement.

Working Capital Based Award

This piece of the Award is based on the Company’s Working Capital measured on a three-year average basis for the Performance Period against the Company’s Target Working Capital of 30%.  The Company’s Working Capital for the Performance Period will be the simple average of: (1) the Company’s Working Capital as of the end of December 31, 2015, (2) the Company’s Working Capital as of the end of December 31, 2016, and (3) the Company’s Working Capital as of the end of December 31, 2017.

The Company’s “Working Capital” shall be the Company’s current assets (excluding cash) less the Company’s current liabilities.

Any payment will be based on linear interpolation between threshold and maximum levels as detailed below.

Level	Actual Working Capital Performance	Payout Percentage*
Maximum	25% and below	200% of Target Level
Target	30%	100% of Target Level
Threshold	35%	50% of Target Level
	Above 35%	0%

* Based on the Target Level for the Working Capital Based Award set forth on the first page of this Agreement.